Exhibit 10.24

April 1, 2016

Strictly Confidential

Mr. David L. Schnadig
Yeti Holdings, Inc.
5301 Southwest Parkway
Austin, TX 78735

Dear Dave:

This letter evidences the agreement (the “Agreement”) between Harris Williams LLC, doing business as Harris Williams & Co. (“HW&Co.”), and Yeti Holdings, Inc. (the “Company”) pursuant to which HW&Co. will provide mergers and acquisitions and other related strategic/financial advisory services (the “Services”) to the Company as and when requested by the Company with respect to the possible merger, sale, initial public offering or other extraordinary transaction involving the Company (a “Transaction”). The Company has engaged HW&Co. for a term of twelve (15) months from the Effective Date (as defined herein as the date first written above of April 1, 2016). HW&Co. understands that the Company has engaged other financial advisors to assist with a possible Transaction and HW&Co. will work with such financial advisors as the Company so instructs.

In consideration of HW&Co.’s Services for the Transaction, the Company shall pay HW&Co. a fee (the “Closing Fee”) equal to $3,000,000. The Closing Fee shall be paid in cash via wire transfer at the time the Transaction is consummated.

The Company and HW&Co. agree to the provisions with respect to the Company’s indemnification of HW&Co. and other matters as set forth in Exhibit A hereto, the terms of which are incorporated by reference into this Agreement in their entirety.  Exhibit A is an integral part of this Agreement and shall survive any termination or expiration of this Agreement.

This Agreement constitutes the valid and binding agreement of each party and its successors and assigns. The Company acknowledges that all opinions and advice (written or oral) given by HW&Co. to the Company in connection with this Agreement are intended solely for the use of the Board of Directors (or similar governing body) of the Company, in such capacity only, in consideration of the Transaction and are not for the use of, and cannot be relied upon by, any other person or be used or relied upon for any other purpose.

The Company acknowledges and agrees that HW&Co. has been retained solely to provide the Services with respect to the Transaction and that no fiduciary, agency or similar relationship between the Company and HW&Co. has been created in respect of any Transaction or HW&Co.’s engagement hereunder, regardless of whether HW&Co. or any of its affiliates has advised or is

100 Haxall Point     9th Floor     Richmond, Virginia 23219     Phone: (804) 648-0072     Fax: (804) 648-0073     www.harriswilliams.com     Member FINRA/SIPC

advising the Company on other matters. The Company agrees that it shall not make, and hereby waives, any claim based on an assertion of such a fiduciary, agency or similar relationship. In connection with this engagement, HW&Co. is acting as an independent contractor, with obligations owing solely to the Company, and not in any other capacity.

The services to be provided by HW&Co. are limited to the Services. The terms of this Agreement apply to all advice and services provided by HW&Co., including advice and services provided prior to the date hereof related to the engagement hereunder. HW&Co. is not undertaking to provide any legal, accounting or tax advice in connection with this Agreement. The Company agrees that HW&Co. shall not be responsible for the underlying business decision of the Company to effect a Transaction or for the advice or services provided by any of the Company’s other advisors or contractors.

EACH OF HW&CO. AND THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ENGAGEMENT HEREUNDER.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles.

HW&Co. must keep confidential and may not publicly announce the fact it has provided Services to the Company, unless approved in writing by the Company. If such public announcement by HW&Co. is approved, the form of any public announcement must also be approved in writing by the Company.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written discussions and understandings.  This Agreement shall be effective as of the last date written below. Any modification or amendment to this Agreement or waiver by either party of any rights or remedies available to it shall not be effective unless, and only to the extent that, such modification, amendment or waiver is set forth in a writing, fully executed by the relevant parties, and delivered to the other party. All provisions in this Agreement are severable and each valid and enforceable provision shall remain in effect and shall be binding upon the undersigned, notwithstanding that other provisions may be held by legislative or judicial process to be invalid or unenforceable. All amounts payable under this Agreement are denominated in U.S. Dollars.

[Signature Page Follows]

Agreed and accepted (separate copies may be executed by the parties and a photocopy or facsimile signature shall have the same force and effect as an original):

Yeti Holdings, Inc.		Harris Williams LLC d/b/a Harris Williams & Co.

By:	/s/ David L. Schnadig	By:	/s/ John Neuner
Name:	David L. Schnadig	Name:	John Neuner
Title:	Vice President	Title:	Managing Director

HW&Co. is a FINRA-registered broker-dealer subsidiary of The PNC Financial Services Group, Inc. The PNC Financial Services Group, Inc. and its affiliates are engaged in a broad range of financial services and securities activities. Under Section 326 of the USA PATRIOT Act, HW&Co. and its affiliates are required to verify the identity of their clients. HW&Co. utilizes the services of outside vendors, such as Dun & Bradstreet, to assist with this government-mandated requirement.

Company Federal Employer Identification Number (FEIN):	45-5297111

EXHIBIT A

INDEMNIFICATION

The Company shall indemnify and hold harmless HW&Co. and its control persons, officers, directors, members, managers, employees, agents, and affiliates (each an “Indemnified Party”), jointly and severally, from and against any losses, claims, damages or liabilities, costs, or expenses in respect to any action, claim, suit or proceeding to which such Indemnified Party may become subject in connection with the services rendered pursuant to or matters which are the subject of or arise out of this Agreement or HW&Co.’s Services provided in connection herewith, whether arising before or after the date of this Agreement (collectively, “Claims”). The Company will promptly reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating, preparing for, defending, settling or compromising any such Claim as such expenses are incurred, regardless of whether such Indemnified Party is a party in such Claim. Notwithstanding the foregoing, the Company shall not be liable with respect to any such Claim nor for any such Indemnified Party’s expenses if a court of competent jurisdiction shall have determined by a final judgment that such Claim resulted solely from the Indemnified Party’s bad faith, willful misconduct or gross negligence.  The Company also agrees that no Indemnified Party shall have any liability to the Company or to any person asserting claims on behalf of or in right of the Company, directly or indirectly, arising out of, or relating to, this Agreement or HW&Co.’s Services hereunder, unless it is determined in a final judgment of a court of competent jurisdiction that such liability resulted solely from the bad faith, willful misconduct or gross negligence of such Indemnified Party.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party with respect to any Claim, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and HW&Co., on the other hand, in connection with the matters contemplated by this Agreement. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and such Indemnified Party, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the Company expressly agrees that neither HW&Co. nor any other Indemnified Party shall be required to contribute any amount pursuant to this paragraph in excess of the amount of fees paid or payable to HW&Co. under this Agreement (excluding reimbursable expenses).  The “relative benefits” received by the Company on the one hand and the Indemnified Party on the other shall be deemed to be in the same proportion as the aggregate consideration paid or payable in connection with the Transaction bears to the total fees actually received by HW&Co. in connection with this Agreement.

If any action, suit, proceeding, or investigation (a “Proceeding”) is commenced as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company in writing within 15  days of obtaining knowledge of such Proceeding.  The Company shall not settle any claim relating to HW&Co.’s engagement under this Agreement unless such settlement includes an express release of each Indemnified Party with respect to all claims asserted in such Claim, such release to be set forth in an instrument signed by all parties to such settlement. The rights to indemnification, reimbursement, release, waiver and contribution contained in this Agreement shall survive any Termination or expiration of this Agreement or the consummation, termination, or abandonment of any Transaction, and shall not limit any other rights that an Indemnified Party may have at law or otherwise.

If multiple claims are asserted against an Indemnified Party in any Claim, and indemnification as to at least one of such claims is permitted under applicable law and provided for under this Agreement, then the Company agrees that any judgment or award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or award expressly states that the judgment or award, or any portion thereof, is based solely on a claim or claims as to which indemnification is not available.

No agreement with any other financial advisor shall limit or impair in any respect the foregoing indemnification provisions.